SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 13, 2002

CINTAS CORPORATION
(Exact name of registrant as specified in its charter)
Washington	0-11399	31-1188630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6800 Cintas Boulevard, P.O. Box 625737 Cincinnati, Ohio	45262-5737
(Address of principal executive offices)	Zip Code
Registrant’s telephone number, including area code	(513) 459-1200

(Former name or former address, if changed since last report.)

Item 2.    Acquisition or Disposition of Assets.

On May 13, 2002, the Registrant acquired all of the outstanding stock of Omni Services, Inc. from Filuxel SA for approximately $660 million including debt assumed. The source of funds was a loan of $450 million from Bank One, NA and Merrill Lynch Bank USA in combination with borrowings of $100 million from the Registrant's commercial paper program and $106 million of cash reserves on hand. Omni operates in the uniform rental business and offers other industrial rental items, such as towels, mops and mats under the RUS brand. Omni also derives a small amount of revenue from the direct sale of garments under the brand name RUS Direct and operates a hygiene services business under the Sanis brand. The Registrant intends to continue those businesses. Financial Statements of Omni Services, Inc. and Unaudited Pro Forma Combined Condensed Financial Information are included in this Form 8-K under Item 7(a) or 7(b), respectively.

Item 5.    Other Events.

The Registrant and its direct and indirect wholly-owned domestic subsidiaries, other than Cintas Corporation No. 2 (“Cintas No. 2”) will be unconditionally guaranteeing, jointly and severally, debt of Cintas No. 2. Cintas No. 2 is an indirect wholly-owned subsidiary of the Registrant. As allowed by SEC rules, the condensed consolidating financial statements presented in the financial statement below are provided as an alternative to filing separate financial statements. Each of the subsidiaries presented in the condensed consolidating financial statements has been fully consolidated in the Registrant’s consolidated financial statements. As such, the condensed consolidating financial statements should be read in conjunction with the financial statements of Cintas and notes thereto of which this note is an integral part.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Cintas Corporation

We have audited the accompanying consolidated balance sheets of Cintas Corporation as of May 31, 2001 and 2000, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended May 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cintas Corporation at May 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended May 31, 2001, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio
July 6, 2001,
except for Note 16, as to which the date is
May 16, 2002

CINTAS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
Years Ended May 31
(In thousands except per share data)

	2001	2000	1999
Revenue:
Rentals	$1,610,606	$1,424,892	$1,297,248
Other services	550,094	477,099	454,320

	2,160,700	1,901,991	1,751,568
Costs and expenses (income):
Cost of rentals	896,539	807,301	745,142
Cost of other services	367,894	315,138	305,657
Selling and administrative expenses	528,354	455,794	419,487
Acquisition-related expenses	709	834	12,088
Special charge	—	—	28,429
Environmental charge	—	—	5,000
Interest income	(4,369)	(4,742)	(4,671)
Interest expense	15,119	15,907	16,442

	1,804,246	1,590,232	1,527,574

Income before income taxes	356,454	311,759	223,994
Income taxes	134,003	118,372	85,055

Net income	$222,451	$193,387	$138,939

Basic earnings per share	$1.32	$1.16	$.84

Diluted earnings per share	$1.30	$1.14	$.82

Dividends declared and paid per share	$.22	$.19	$.15

See accompanying notes.

CINTAS CORPORATION

CONSOLIDATED BALANCE SHEETS
As of May 31
(In thousands except share data)

	2001	2000
Assets
Current assets:
Cash and cash equivalents	$73,724	$52,182
Marketable securities	36,505	57,640
Accounts receivable, principally trade, less allowance of $8,765 and $7,364, respectively	244,450	225,735
Inventories	214,349	164,906
Uniforms and other rental items in service	242,172	213,770
Prepaid expenses	8,470	7,237

Total current assets	819,670	721,470
Property and equipment, at cost, net	702,132	642,507
Other assets	230,422	217,365

	$1,752,224	$1,581,342

Liabilities And Shareholders’ Equity
Current liabilities:
Accounts payable	$42,495	$50,976
Accrued compensation and related liabilities	35,140	28,140
Accrued liabilities	94,960	90,058
Deferred income taxes	57,703	49,614
Long-term debt due within one year	20,605	16,604

Total current liabilities	250,903	235,392
Long-term debt due after one year	220,940	254,378
Deferred income taxes	49,066	48,696
Shareholders’ equity:
Preferred stock, no par value: 100,000 shares authorized, none outstanding	—	—
Common stock, no par value: 425,000,000 shares authorized, 169,370,563 and 168,281,506 shares issued and outstanding, respectively	62,409	54,738
Retained earnings	1,174,330	992,450
Other accumulated comprehensive loss	(5,424)	(4,312)

Total shareholders’ equity	1,231,315	1,042,876

	$1,752,224	$1,581,342

See accompanying notes.

CINTAS CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(In thousands)

	Common Stock		Retained Earnings	Other Accumulated Comprehensive Loss	Total Shareholders’ Equity
	Shares	Amount
Balance at May 31, 1998	164,691	$47,062	$712,249	$(2,516)	$756,795
Net income	—	—	138,939	—	138,939
Equity adjustment for foreign currency translation	—	—	—	(1,303)	(1,303)

Comprehensive income					137,636

Adjustment to conform Unitog Company’s fiscal year	—	—	689	—	689
Dividends	—	—	(24,942)	—	(24,942)
Effects of acquisitions	1,472	13	2,072	—	2,085
Repurchase of common stock	(143)	—	(3,739)	—	(3,739)
Stock options exercised net of shares surrendered	404	2,309	—	—	2,309
Tax benefit resulting from exercise of employee stock options	—	590	—	—	590

Balance at May 31, 1999	166,424	49,974	825,268	(3,819)	871,423

Net income	—	—	193,387	—	193,387
Equity adjustment for foreign currency translation	—	—	—	(493)	(493)

Comprehensive income					192,894

Dividends	—	—	(31,249)	—	(31,249)
Effects of acquisitions	1,419	825	5,044	—	5,869
Stock options exercised net of shares surrendered	439	3,399	—	—	3,399
Tax benefit resulting from exercise of employee stock options	—	540	—	—	540

Balance at May 31, 2000	168,282	54,738	992,450	(4,312)	1,042,876

Net income	—	—	222,451	—	222,451
Equity adjustment for foreign currency translation	—	—	—	(1,112)	(1,112)

Comprehensive income					221,339

Dividends	—	—	(37,173)	—	(37,173)
Effects of acquisitions	459	(11)	(3,398)	—	(3,409)
Stock options exercised net of shares surrendered	630	5,992	—	—	5,992
Tax benefit resulting from exercise of employee stock options	—	1,690	—	—	1,690

Balance at May 31, 2001	169,371	$62,409	$1,174,330	$(5,424)	$1,231,315

See accompanying notes.

CINTAS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended May 31
(In thousands)

	2001	2000	1999
Cash flows from operating activities:
Net income	$222,451	$193,387	$138,939
Adjustment to conform Unitog Company’s fiscal year	—	—	689
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	90,239	78,516	68,779
Amortization of deferred charges	21,850	20,997	21,449
Write down of assets	—	—	12,609
Deferred income taxes	8,459	17,379	(1,356)
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable	(16,486)	(19,259)	(14,484)
Inventories	(48,693)	(22,976)	(5,897)
Uniforms and other rental items in service	(28,471)	(14,425)	(17,898)
Prepaid expenses	(1,160)	(938)	(537)
Accounts payable	(10,107)	(600)	(15,089)
Accrued compensation and related liabilities	6,666	2,270	3,559
Accrued liabilities	2,210	3,681	12,299

Net cash provided by operating activities	246,958	258,032	203,062
Cash flows from investing activities:
Capital expenditures	(147,444)	(161,432)	(171,248)
Proceeds from sale or redemption of marketable securities	61,609	112,908	235,400
Purchase of marketable securities	(40,474)	(98,233)	(225,189)
Acquisitions of businesses, net of cash acquired	(30,535)	(24,982)	(15,588)
Proceeds from divestiture of certain facilities	1,400	25,722	19,911
Other	(5,965)	(10,921)	(2,785)

Net cash used in investing activities	(161,409)	(156,938)	(159,499)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	230	140,739	65,778
Repayment of long-term debt	(33,634)	(177,651)	(85,502)
Stock options exercised	5,992	3,399	2,309
Dividends paid	(37,173)	(31,249)	(24,942)
Other	578	47	1,174

Net cash used in financing activities	(64,007)	(64,715)	(41,183)
Net increase in cash and cash equivalents	21,542	36,379	2,380
Cash and cash equivalents at beginning of year	52,182	15,803	13,423

Cash and cash equivalents at end of year	$73,724	$52,182	$15,803

See accompanying notes.

CINTAS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands except per share and share data)

1.    Significant Accounting Policies

Business description.    Cintas classifies its businesses into two operating segments: Rentals and Other Services. The Rentals operating segment designs and manufactures corporate identity uniforms which it rents, along with other items, to its customers. The Other Services operating segment involves the design, manufacture and direct sale of uniforms to its customers, as well as the sale of ancillary services including sanitation supplies, first aid products and services and cleanroom supplies. All of these services are provided throughout the United States and Canada to businesses of all types—from small service and manufacturing companies to major corporations that employ thousands of people.

Principles of consolidation.    The consolidated financial statements include the accounts of Cintas Corporation and its subsidiaries. Intercompany balances and transactions have been eliminated.

Use of estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Financial results could differ from those estimates.

Cash and cash equivalents.    Cintas considers all highly liquid investments with a maturity of three months or less, at date of purchase, to be cash equivalents.

Inventories.    Inventories are valued at the lower of cost (first-in, first-out) or market. Substantially all inventories represent finished goods.

Uniforms and other rental items in service.    These items are valued at cost less amortization, calculated using the straight-line method. Uniforms in service (other than cleanroom and flame retardant garments) are amortized over their useful life of eighteen months. Other rental items including shop towels, mats, cleanroom garments, flame retardant garments, linens and hygiene dispensers are amortized over their useful lives of eight to forty-eight months.

Property and equipment.    Depreciation is calculated using the straight-line method over the following estimated useful lives, in years:

Buildings and Improvements	5 to 40
Equipment	3 to 10
Leasehold Improvements	2 to 5

Long-lived assets.    When events or circumstances indicate that the carrying amount of long-lived assets may not be recoverable, the estimated future cash flows (undiscounted) are compared to the carrying amount of the assets. If the estimated future cash flows are less than the carrying amount of the assets, an impairment loss is recorded. The impairment loss is measured by comparing the fair value of the assets with their carrying amounts. Fair value is determined by discounted cash flows or appraised values, as appropriate. Long-lived assets that are held for disposal are reported at the lower of the carrying amount or the fair value, less estimated costs related to disposition.

Other assets.    Other assets consist primarily of service contracts and noncompete and consulting agreements obtained through the acquisition of businesses, which are amortized by use of the straight-line method over the estimated lives of the agreements which are generally three to twelve years, and goodwill, which is amortized using the straight-line method over twenty to forty years.

CINTAS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Amounts in thousands except per share and share data)

Stock options.    Cintas applies the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no compensation expense has been reflected in the financial statements as the exercise price of options granted to employees is equal to the fair market value of Cintas’ common stock on the date of grant. Cintas has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock Based Compensation.

Interest rate swap agreements.    Periodic settlements under interest rate swap agreements are recognized as adjustments to interest expense for the relevant periods.

Revenue recognition.    Rental revenue is recognized when services are performed and other services revenue is recognized when products are shipped and the title and risks of ownership pass to the customer. Cintas also establishes an estimate of allowances for uncollectible accounts when revenue is recorded.

Fair value of financial instruments.    The following methods and assumptions were used by Cintas in estimating the fair value of financial instruments:

Cash and cash equivalents.    The amounts reported approximate market value.

Marketable securities.    The amounts reported are at cost, which approximates market value. Market values are based on quoted market prices.

Long-term debt.    The amounts reported are at a carrying value which approximates market value. Market values are determined using similar debt instruments currently available to Cintas that are consistent with the terms, interest rates and maturities.

Other accounting pronouncements.    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities. SFAS 133 was subsequently amended by two other statements and was required to be adopted in years beginning after June 15, 2000. Because of Cintas’ minimal use of derivatives, SFAS 133 did not have a significant effect on its financial position or results of operations when the Statement was adopted on June 1, 2001.

Effective March 1, 2001, Cintas adopted Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements. SAB 101 provides the Securities and Exchange Commission’s views in applying accounting principles generally accepted in the United States to revenue recognition in the financial statements. The adoption of SAB 101 did not have an effect on the financial statements of Cintas.

In September 2000, the Emerging Issues Task Force (EITF) issued EITF 00-10, Accounting for Shipping and Handling Fees and Costs. Under the provisions of EITF 00-10, amounts billed to a customer in a sales transaction related to shipping and handling should be classified as revenue. Effective March 1, 2001, Cintas adopted EITF 00-10, which did not have a significant effect on the amounts classified as revenue or cost of other services. The adoption had no impact on the determination of net income.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, Business Combinations, and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective for years beginning after December 15, 2001. Under the new rules, goodwill will no longer be amortized, but will be subject to annual impairment tests in accordance with the

CINTAS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Amounts in thousands except per share and share data)

Statements. Other intangible assets will continue to be amortized over their useful lives. The pooling of interests method is no longer permitted for business combinations initiated after June 30, 2001. Cintas will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of fiscal 2002. Application of the nonamortization provisions of the Statements is expected to result in an increase in net income of approximately $3 million per year. During fiscal 2002, Cintas will perform the first of the required impairment tests of goodwill and has not yet determined what the effect of these tests will be on the earnings and financial position of Cintas.

Reclassification. Certain prior year amounts have been reclassified to conform with current year presentation.

2.    Marketable Securities

All marketable securities are comprised of debt securities and classified as available-for-sale. Realized gains and losses and declines in value determined to be other than temporary on available-for-sale securities are included in interest income. The cost of the securities sold is based on the specific identification method. Interest on securities classified as available-for-sale is included in interest income.

The following is a summary of marketable securities:

	2001		2000
	Cost	Estimated Fair Value	Cost	Estimated Fair Value
Obligations of state and political subdivisions	$32,171	$32,468	$44,828	$44,346
U.S. Treasury securities and obligations of U.S. government agencies	600	600	900	836
Other debt securities	3,734	3,794	11,912	11,858

	$36,505	$36,862	$57,640	$57,040

The gross realized gains on sales of available-for-sale securities totaled $64, $54 and $241 for the years ended May 31, 2001, 2000 and 1999, and the gross realized losses totaled $21, $130 and $25, respectively. Net unrealized gains/(losses) are $357 and $(600) at May 31, 2001 and 2000, respectively.

The cost and estimated fair value of debt securities at May 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay the obligations without prepayment penalties.

	Cost	Estimated Fair Value
Due in one year or less	$22,139	$22,207
Due after one year through three years	13,211	13,496
Due after three years	1,155	1,159

	$36,505	$36,862

CINTAS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Amounts in thousands except per share and share data)

3.    Property and Equipment

	2001	2000
Land	$54,743	$49,829
Buildings and improvements	326,512	285,510
Equipment	589,945	528,467
Leasehold improvements	12,124	10,978
Construction in progress	74,609	73,217

	1,057,933	948,001
Less: accumulated depreciation	355,801	305,494

	$702,132	$642,507

4.    Other Assets

	2001	2000
Goodwill	$143,368	$134,445
Service contracts	118,241	107,598
Noncompete and consulting agreements	63,519	56,872

	325,128	298,915
Less: accumulated amortization	123,759	103,607

	201,369	195,308
Other	29,053	22,057

	$230,422	$217,365

5.    Long-term Debt

	2001	2000
Secured and unsecured term notes due through 2003 at an average rate of 9.98%	$7,500	$9,500
Unsecured term notes due through 2026 at an average rate of 6.13%	54,348	66,846
Unsecured notes due through 2009 at an average rate of 4.67%	160,156	172,946
Industrial development revenue bonds due through 2026 at an average rate of 3.91%	14,489	15,168
Other	5,052	6,522

	241,545	270,982
Less: amounts due within one year	20,605	16,604

	$220,940	$254,378

Debt in the amount of $27,041 is secured by assets with a carrying value of $32,024 at May 31, 2001. Cintas has letters of credit outstanding at May 31, 2001 approximating $33,834. Maturities of long-term debt during each of the next five years are $20,605, $158,419, $28,434, $10,339 and $7,007, respectively.

CINTAS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Amounts in thousands except per share and share data)

Cintas has a commercial paper program supported by a $200 million long-term credit facility. As of May 31, 2001, $140 million in commercial paper was outstanding and $60 million was available under the commercial paper or committed credit facility.

Cintas has entered into three interest rate swap agreements to manage its exposure to changes in short-term interest rates. The first agreement totaled $10 million, expired in March 2001 and allowed Cintas to pay an effective interest rate of approximately 6.16%. The second agreement totaled $35 million, expired in October 2000 and allowed Cintas to pay an effective interest rate of approximately 4.60%. The third agreement totals $10 million, expires in March 2003 and allows Cintas to pay an effective interest rate of approximately 4.76%.

Interest expense is net of capitalized interest of $1,468, $1,257 and $2,081 for the years ended May 31, 2001, 2000 and 1999, respectively. Interest paid, net of amount capitalized, was $15,194, $16,773 and $16,586 for the years ended May 31, 2001, 2000 and 1999, respectively.

6.    Leases

Cintas conducts certain operations from leased facilities and leases certain equipment. Most leases contain renewal options for periods from one to ten years. The lease agreements provide for increases in rentals if the options are exercised based on increases in certain price level factors or prearranged increases. It is anticipated that expiring leases will be renewed or replaced. The minimum rental payments under noncancelable lease arrangements for each of the next five years and thereafter are: $11,608, $9,391, $7,389, $6,177, $5,000 and $9,642, respectively. Rent expense under operating leases during the years ended May 31, 2001, 2000 and 1999 was $17,063, $16,949 and $13,478, respectively.

7.    Income Taxes

	2001	2000	1999
Income taxes consist of the following components:
Current:
Federal	$111,408	$88,842	$75,304
State and local	14,135	12,151	11,177

	125,543	100,993	86,481
Deferred	8,460	17,379	(1,426)

	$134,003	$118,372	$85,055

	2001	2000	1999
Reconciliation of income tax expense using the statutory rate and actual Income tax expense is as follows:
Income taxes at the U.S. federal statutory rate	$124,760	$109,109	$78,398
State and local income taxes, net of federal benefit	9,710	9,727	8,156
Other	(467)	(464)	(1,499)

	$134,003	$118,372	$85,055

CINTAS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Amounts in thousands except per share and share data)

The components of deferred income taxes included on the balance sheets are as follows:

	2001	2000
Deferred tax assets:
Employee benefits	$11,574	$9,240
Inventory obsolescence	7,603	8,235
Allowance for bad debts and other	15,317	21,782

	34,494	39,257
Deferred tax liabilities:
In service inventory	84,579	77,501
Depreciation	50,078	50,481
Other	6,606	9,585

	141,263	137,567

Net deferred tax liability	$106,769	$98,310

Income taxes paid were $112,307, $85,509 and $77,381 for the years ended May 31, 2001, 2000 and 1999, respectively.

Undistributed earnings of foreign subsidiaries, which are intended to be indefinitely reinvested, aggregated $8,434 as of May 31, 2001.

8.    Acquisitions

During the years ended May 31, 2001, 2000 and 1999, Cintas completed several acquisitions. In fiscal year ended 1999, there was one acquisition that was significant and required restatement.

Pooling of Interests

In March 1999, Cintas acquired Unitog Company (Unitog), a rental and direct sale uniform provider. Cintas exchanged 7,608,186 shares of its common stock for all the outstanding stock of Unitog.

The acquisition was treated as a pooling of interests for accounting purposes and the consolidated financial statements were restated at that time to include the financial position and operating results of Unitog for all periods prior to the merger. In accordance with the pooling of interests method of accounting, no adjustment has been made to the historical carrying amount of assets and liabilities of Unitog. As Cintas and Unitog had different year-ends at the time of the acquisition, the consolidated statements combine the consolidated financial position of Cintas at May 31, 1999, and the consolidated results of its operations and its cash flows for the fiscal year ended May 31, 1999 with the financial position of Unitog at May 31, 1999 and the recasted results of its operations for the fiscal year ended April 30, 1999 and its cash flows for the period ended May 31, 1999.

Due to the different fiscal year-ends, retained earnings includes an adjustment to record Unitog’s net income for the month ended May 31, 1999, which is not included in the consolidated financial statements for any fiscal period. For this period, Unitog had revenue of $19,544, operating expenses of $17,944, including $1,424 of depreciation and amortization, and net income of $689.

CINTAS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Amounts in thousands except per share and share data)

In accordance with accounting rules for pooling of interests transactions, charges to operating income for acquisition-related expenses relating to this merger approximated $11,000 ($7,000 after tax). They primarily consisted of investment banking fees, a pre-established retention program for certain employees and professional service fees.

Purchases

For all acquisitions accounted for as purchases, including insignificant acquisitions, the purchase price paid for each has been allocated to the fair value of the assets acquired and liabilities assumed. The following summarizes the aggregate purchase price for all businesses acquired which have been accounted for as purchases:

	2001	2000
Fair value of assets acquired	$32,286	$32,577
Liabilities assumed and incurred	2,379	1,969

Total cash paid for acquisitions	$29,907	$30,608

The results of operations for the acquired businesses are included in the consolidated statements of income from the dates of acquisition. The pro forma revenue, net income and earnings per share information relating to acquired businesses are not presented because they are not material.

9.    Defined Contribution Plans

Cintas’ Partners’ Plan is a non-contributory profit sharing plan and ESOP for the benefit of certain Cintas employees who have completed one year of service. The plan also includes a 401(k) savings feature covering substantially all employees. The amount of contributions to the profit sharing plan and ESOP, as well as the matching contribution to the 401(k), are made at the discretion of Cintas. Total contributions, including Cintas’ matching contributions, were $18,385, $15,600 and $12,100 for the years ended May 31, 2001, 2000 and 1999, respectively.

As a result of previous mergers and acquisitions, Cintas also sponsors contributory thrift plans covering certain salaried and clerical employees and certain employees subject to collective bargaining agreements. Under the provisions of these thrift plans, employees are permitted to contribute a maximum of 6% of their earnings and Cintas makes matching contributions of 25% to 50%. Employees may make additional unmatched contributions to these plans of up to 9% of their earnings. Cintas’ contributions to these thrift plans were $355, $596 and $1,191 for the years ended May 31, 2001, 2000 and 1999, respectively.

10.    Earnings Per Share

Earnings per share are computed in accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share. The basic computations are computed based on the weighted average number of common shares outstanding during each period. The diluted computations reflect the potential dilution that could occur if stock options were exercised into common stock, under certain circumstances, that then would share in the earnings of Cintas.

CINTAS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Amounts in thousands except per share and share data)

The following table represents a reconciliation of the shares used to calculate basic and diluted earnings per share for the respective years:

	2001	2000	1999
Numerator:
Net income	$222,451	$193,387	$138,939

Denominator:
Denominator for basic earnings per share—weighted average shares (000’s)	168,779	167,067	165,603
Effect of dilutive securities—employee stock options (000’s)	2,850	2,920	3,738

Denominator for diluted earnings per share—adjusted weighted average shares and assumed conversions (000’s)	171,629	169,987	169,341

Basic earnings per share	$1.32	$1.16	$.84

Diluted earnings per share	$1.30	$1.14	$.82

On January 18, 2000, the Board of Directors approved a three-for-two common stock split effective  March 7, 2000. All share and per share information have been adjusted to retroactively reflect the effect of this stock split for all periods presented.

11.    Stock Based Compensation

Under the stock option plan adopted by Cintas in fiscal 2000, Cintas may grant officers and key employees incentive stock options and/or non-qualified stock options to purchase an aggregate of 9,000,000 shares of Cintas’ common stock. Options are granted at the fair market value of the underlying common stock on the date of grant and generally vest and become exercisable at the rate of 20% per year commencing five years after grant, so long as the holder remains an employee of Cintas.

As a result of the Unitog acquisition in March 1999, Cintas retained a non-qualified stock option plan for certain of its employees. The exercise price of the options granted under this plan is the fair market value at date of grant and the options vest ratably over four years and expire ten years after the date of grant. Certain provisions of the plan required immediate vesting and a cash settlement, as opposed to the issuance of common stock, upon termination of the option holders’ employment prior to March 24, 2000. The total compensation expense under this arrangement recorded during the fourth quarter of fiscal 1999 was $5,100, which has been paid.

CINTAS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Amounts in thousands except per share and share data)

The information presented in the following table relates primarily to stock options granted and outstanding under either the plan adopted in fiscal 2000 or under similar plans:

	Shares	Weighted Average Exercise Price
Outstanding May 31, 1998 (668,919 shares exercisable)	6,193,860	$15.49
Granted	620,175	32.90
Cancelled	(299,972)	20.15
Exercised	(592,886)	11.72

Outstanding May 31, 1999 (623,280 shares exercisable)	5,921,177	17.46
Granted	760,825	41.39
Cancelled	(249,575)	25.72
Exercised	(493,736)	10.71

Outstanding May 31, 2000 (671,391 shares exercisable)	5,938,691	20.74
Granted	691,500	42.88
Cancelled	(241,175)	30.87
Exercised	(662,823)	11.03

Outstanding May 31, 2001 (555,544 shares exercisable)	5,726,193	$24.11

The following table summarizes the information related to stock options outstanding at May 31, 2001:

		Outstanding Options		Exercisable Options
Range of Exercise Price	Number Outstanding	Average Remaining Option Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 7.13—$12.79	999,524	2.44	$9.76	397,094	$9.34
12.92— 18.58	1,561,560	4.75	15.23	125,340	13.92
19.25— 34.17	1,761,409	6.45	25.70	27,109	26.07
34.31— 53.19	1,403,700	8.64	42.23	6,001	36.32

$ 7.13—$53.19	5,726,193	5.82	$24.11	555,544	$11.48

At May 31, 2001, 8,304,800 shares of common stock are reserved for future issuance under the 2000 plan.

Pro forma information regarding earnings and earnings per share is required by SFAS 123 and has been determined as if Cintas had accounted for its stock options granted subsequent to May 31, 1995 under the fair value method of that Statement. The weighted average fair value of stock options granted during fiscal 2001, 2000 and 1999 was $21.40, $21.29 and $14.09, respectively. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	2001	2000	1999
Risk free interest rate	5.50%	6.25%	5.50%
Dividend yield	0.50%	0.50%	0.32%
Expected volatility of Cintas’ common stock	34%	32%	27%
Expected life of the option in years	9	9	9

CINTAS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Amounts in thousands except per share and share data)

The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are freely transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Cintas’ options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in Cintas’ opinion existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options’ vesting period. Cintas’ pro forma information is as follows:

	2001	2000	1999
Net income:
As reported	$222,451	$193,387	$138,939
Pro forma for SFAS 123	$218,665	$190,386	$136,796
Earnings per share:
Pro forma basic earnings per share for SFAS 123	$1.30	$1.14	$.83
Pro forma diluted earnings per share for SFAS 123	$1.27	$1.12	$.81

The effects of providing pro forma disclosure are not representative of earnings to be reported for future years.

12.    Litigation and Environmental Matters

Cintas is subject to legal proceedings and claims arising from the ordinary course of its business, including personal injury, customer contract and employment claims. In the opinion of management, the aggregate liability, if any, with respect to such actions will not have a material adverse effect on the financial position or results of operations of Cintas.

In December 1992, Cintas was served with an “Imminent and Substantial Endangerment and Remediation Order” by the California Department of Toxic Substances Control (DTSC) relating to the facility leased by Cintas in San Leandro, California. This order requires Cintas and three other allegedly responsible parties to respond to soil and groundwater contamination at and around the San Leandro facility. Based on Cintas’ prior experience in remediation at similar sites, and based on all available data, the estimated cost associated with the required remediation is approximately $750. More precise estimates will not be available until DTSC makes a final decision about remediation activities at the site. Cintas has adequately provided in the financial statements for the potential costs of this remediation.

In acquiring Unitog in March 1999, Cintas became a potentially responsible party, and thus faces the possibility of joint and several liability under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) in connection with alleged environmental contamination in an area near a rental facility in Tempe, Arizona. This facility, located near the South Indian Bend Wash (SIBW) Federal Superfund site, has been tested for soil and groundwater contamination. Soil testing at Cintas’ facility detected volatile organic compounds, and Cintas promptly took steps to remediate the contamination. Groundwater testing in the area of Cintas’ property has detected a very low level of volatile organic compound contamination. The United States Environmental Protection Agency (EPA) in March 1999 issued a Record of Decision to the effect that groundwater contamination in the vicinity of Cintas’ plant does not warrant remediation at this time. Instead, the low levels of groundwater contamination near Cintas’ facility will be monitored and allowed to attenuate

CINTAS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Amounts in thousands except per share and share data)

naturally. The Record of Decision requires active groundwater remediation in other parts of the SIBW site, which are believed to be unrelated to Cintas. According to the Record of Decision, the EPA estimates that the 30 year net present value of costs to be incurred to remediate and monitor groundwater contamination at the SIBW site is $22,000. It is possible that the EPA will attempt to recover from the potentially responsible parties the costs it has incurred to date with respect to the SIBW site as well as the costs it expects to incur going forward.

As part of the Agreement and Plan of Merger dated January 9, 1999 between Unitog and Cintas, Cintas performed environmental testing at nine previously untested Unitog laundry facilities. The testing resulted in the discovery of soil and groundwater contamination at certain of these sites. As a result of all of the environmental matters noted above, Cintas recorded a charge to operating expense of $5,000 during the third quarter of fiscal 1999 to reflect its current estimate of the additional costs to be incurred relative to these sites. At May 31, 2001, Cintas has an undiscounted liability of $4,614 for these environmental matters.

13.    Special Charge

As a result of the acquisition of Unitog in March 1999, Cintas developed a plan during the fourth quarter of fiscal 1999 to integrate Unitog into Cintas and close duplicate facilities. The intention of the plan was to position Cintas to improve service to its customers and achieve higher profitability. This plan was completed in fiscal 2000.

The plan primarily addressed: (1) exiting certain rental and manufacturing duplicate facilities resulting in asset write downs to estimated fair value, lease abandonments and costs to terminate employees and (2) selling the Unitog headquarters in Kansas City, Missouri resulting in asset write downs to their fair value upon sale and costs to terminate employees. Accordingly, Cintas recognized a special charge of $28,429, or $17,626 after income taxes, and $.11 per share during 1999. Details of the special charge and related activity for fiscal years 1999 and 2000 are as follows:

	Special Charge	1999 Activity	Accrual at May 31, 1999	2000 Activity	Accrual at May 31, 2000
Severance	$15,820	$(9,772)	$6,048	$(6,048)	$—
Asset write downs	12,609	(12,609)	—	—	—

Total	$28,429	$(22,381)	$6,048	$(6,048)	$—

Severance costs included the cost of separation payments to certain employees who have been terminated. Asset write downs associated with the exit of certain redundant rental and manufacturing facilities related to the consolidation of facilities in areas where Cintas had sufficient capacity in existing facilities to meet anticipated requirements. The asset write down associated with the sale of the Unitog headquarters related to the closure of the facility and relocation of business functions to Cintas’ headquarters in Cincinnati, Ohio.

14.    Segment Information

Cintas classifies its businesses into two operating segments: Rentals and Other Services. The Rentals operating segment designs and manufactures corporate identity uniforms which it rents, along with other items, to its customers. The Other Services operating segment involves the design, manufacture and direct sale of uniforms to its customers, as well as the sale of ancillary services including sanitation supplies, first aid products and services and cleanroom supplies. All of these services are provided throughout the United States and Canada

CINTAS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Amounts in thousands except per share and share data)

to businesses of all types—from small service and manufacturing companies to major corporations that employ thousands of people.

Information as to the operations of Cintas’ different business segments is set forth below based on the distribution of products and services offered. Cintas evaluates performance based on several factors of which the primary financial measures are business segment revenue and income before income taxes. The accounting policies of the business segments are the same as those described in the Significant Accounting Policies (Note 1).

	Rentals	Other Services	Corporate	Total
May 31, 2001
Revenue	$1,610,606	$550,094	$—	$2,160,700

Gross margin	$714,067	$182,200	$—	$896,267
Selling and administrative expenses	390,992	137,362	—	528,354
Acquisition-related expenses	—	—	709	709
Interest income	—	—	(4,369)	(4,369)
Interest expense	—	—	15,119	15,119

Income before income taxes	$323,075	$44,838	$(11,459)	$356,454

Depreciation and amortization	$95,957	$16,132	$—	$112,089

Capital expenditures	$133,786	$13,658	$—	$147,444

Total assets	$1,362,298	$279,697	$110,229	$1,752,224

May 31, 2000
Revenue	$1,424,892	$477,099	$—	$1,901,991

Gross margin	$617,591	$161,961	$—	$779,552
Selling and administrative expenses	338,887	116,907	—	455,794
Acquisition-related expenses	—	—	834	834
Interest income	—	—	(4,742)	(4,742)
Interest expense	—	—	15,907	15,907

Income before income taxes	$278,704	$45,054	$(11,999)	$311,759

Depreciation and amortization	$86,270	$13,243	$—	$99,513

Capital expenditures	$129,838	$31,594	$—	$161,432

Total assets	$1,214,318	$257,202	$109,822	$1,581,342

CINTAS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Amounts in thousands except per share and share data)

	Rentals	Other Services	Corporate	Total
May 31, 1999
Revenue	$1,297,248	$454,320	$—	$1,751,568

Gross margin	$552,106	$148,663	$—	$700,769
Selling and administrative expenses	314,127	105,360	—	419,487
Acquisition-related expenses	—	—	12,088	12,088
Special charge	—	—	28,429	28,429
Environmental charge	—	—	5,000	5,000
Interest income	—	—	(4,671)	(4,671)
Interest expense	—	—	16,442	16,442

Income before income taxes	$237,979	$43,303	$(57,288)	$223,994

Depreciation and amortization	$80,550	$9,678	$—	$90,228

Capital expenditures	$150,007	$21,241	$—	$171,248

Total assets	$1,080,194	$239,506	$88,118	$1,407,818

15.    Quarterly Financial Data (Unaudited)

The following is a summary of the results of operations for each of the quarters within the years ended  May 31, 2001 and 2000:

May 31, 2001	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$521,959	$539,052	$536,723	$562,966
Gross margin	$217,265	$223,377	$219,916	$235,709
Net income	$50,849	$56,533	$54,910	$60,159
Basic earnings per share	$.30	$.34	$.32	$.36
Diluted earnings per share	$.30	$.33	$.32	$.35
Weighted average number of shares outstanding (000’s)	168,366	168,660	168,890	169,206

May 31, 2000	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$457,375	$465,849	$473,929	$504,838
Gross margin	$184,289	$190,166	$194,575	$210,522
Net income	$43,165	$48,335	$49,062	$52,825
Basic earnings per share	$.26	$.29	$.29	$.32
Diluted earnings per share	$.25	$.29	$.29	$.31
Weighted average number of shares outstanding (000’s)	166,502	166,898	167,368	167,498

CINTAS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Amounts in thousands except per share and share data)

16.    Subsequent Event—Supplemental Guarantor Information

On May 13, 2002, Cintas completed the acquisition of Omni Services, Inc. (Omni) a wholly-owned subsidiary of Filuxel SA for approximately $660,000. For the twelve months ended January 31, 2002, Omni had total revenue of approximately $300,000. In order to finance the transaction, Cintas entered into a $500,000 Bridge Loan Agreement (the Bridge Facility) with Bank One, NA and Merrill Lynch Bank USA. The purchase price for Omni was funded with $450,000 of borrowings under the Bridge Facility, $100,000 of borrowings under a commercial paper program and approximately $106,000 in cash.

Effective June 1, 2000, Cintas reorganized and created Cintas Corporation No. 2 (Corp. 2) as its principal operating subsidiary. Cintas Corporation and its wholly-owned, direct and indirect domestic subsidiaries, other than Corp. 2 will be unconditionally guaranteeing, jointly and severally, debt of Corp. 2. Corp. 2 is an indirect wholly-owned subsidiary of Cintas Corporation. As allowed by the SEC rules, the following condensed consolidating financial statements are provided as an alternative to filing separate financial statements. Each of the subsidiaries presented in the condensed consolidating financial statements has been fully consolidated in the Company’s consolidated financial statements. As such, the condensed consolidating financial statements should be read in conjunction with the financial statements of Cintas and notes thereto of which this note is an integral part.

Condensed consolidating financial statements for Cintas Corporation, Corp. 2, the subsidiary guarantors and non-guarantors are presented below:

CONDENSED CONSOLIDATING INCOME STATEMENT
YEAR ENDED MAY 31, 2001

	Cintas Corporation	Corp. 2	Subsidiary Guarantors	Non-Guarantors	Eliminations	Cintas Corporation Consolidated
Revenue:
Rentals	$—	$1,188,257	$356,184	$66,308	$(143)	$1,610,606
Other services	—	961,260	172,736	8,997	(592,899)	550,094
Equity in net income of affiliates	222,451	—	—	—	(222,451)	—

	222,451	2,149,517	528,920	75,305	(815,493)	2,160,700

Costs and expenses (income):
Cost of rentals	—	751,096	217,907	40,288	(112,752)	896,539
Cost of other services	—	718,262	120,694	5,693	(476,755)	367,894
Selling and administrative expenses	—	588,237	(71,751)	20,360	(8,492)	528,354
Acquisition related expenses	—	—	600	109	—	709
Special charge	—	—	—	—	—	—
Environmental charge	—	—	—	—	—	—
Interest income	—	(3,619)	(2,585)	(337)	2,172	(4,369)
Interest expense	—	15,211	(505)	413	—	15,119

	—	2,069,187	264,360	66,526	(595,827)	1,804,246

Income before income taxes	222,451	80,330	264,560	8,779	(219,666)	356,454
Income taxes	—	30,760	100,532	2,711	—	134,003

Net income	$222,451	$49,570	$164,028	$6,068	$(219,666)	$222,451

CINTAS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Amounts in thousands except per share and share data)

CONDENSED CONSOLIDATING INCOME STATEMENT
YEAR ENDED MAY 31, 2000
	Cintas Corporation	Corp. 2	Subsidiary Guarantors	Non-Guarantors	Eliminations	Cintas Corporation Consolidated
Revenue:
Rentals	$—	$—	$1,366,660	$58,261	$(29)	$1,424,892
Other services	—	—	986,699	4,387	(513,987)	477,099
Equity in net income of affiliates	193,387	—	—	—	(193,387)	—

	193,387	—	2,353,359	62,648	(707,403)	1,901,991
Costs and expenses (income):
Cost of rentals	—	—	869,879	36,453	(99,031)	807,301
Cost of other services	—	—	717,390	2,047	(404,299)	315,138
Selling and administrative expenses	—	—	442,844	22,862	(9,912)	455,794
Acquisition-related expenses	—	—	813	21	—	834
Special charge	—	—	—	—	—	—
Environmental charge	—	—	—	—	—	—
Interest income	—	—	(6,689)	(283)	2,230	(4,742)
Interest expense	—	—	15,032	876	(1)	15,907

	—	—	2,039,269	61,976	(511,013)	1,590,232

Income before income taxes	193,387	—	314,090	672	(196,390)	311,759
Income taxes	—	—	116,007	2,365	—	118,372

Net income	$193,387	$—	$198,083	$(1,693)	$(196,390)	$193,387

CONDENSED CONSOLIDATING INCOME STATEMENT
YEAR ENDED MAY 31, 1999

	Cintas Corporation	Corp. 2	Subsidiary Guarantors	Non-Guarantors	Eliminations	Cintas Corporation Consolidated
Revenue:
Rentals	$—	$—	$1,250,480	$46,781	$(13)	$1,297,248
Other services	—	—	864,560	2,245	(412,485)	454,320
Equity in net income of affiliates	138,939	—	—	—	(138,939)	—

	138,939	—	2,115,040	49,026	(551,437)	1,751,568
Costs and expenses (income):
Cost of rentals	—	—	788,790	26,625	(70,273)	745,142
Cost of other services	—	—	636,906	1,758	(333,007)	305,657
Selling and administrative expenses	—	—	411,244	13,101	(4,858)	419,487
Acquisition-related expenses	—	—	11,998	90	—	12,088
Special charge	—	—	28,429	—	—	28,429
Environmental charge	—	—	5,000	—	—	5,000
Interest income	—	—	(6,472)	(258)	2,059	(4,671)
Interest expense	—	—	15,240	1,202	—	16,442

	—	—	1,891,135	42,518	(406,079)	1,527,574

Income before income taxes	138,939	—	223,905	6,508	(145,358)	223,994
Income taxes	—	—	82,903	2,152	—	85,055

Net income	$138,939	$—	$141,002	$4,356	$(145,358)	$138,939

CINTAS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Amounts in thousands except per share and share data)

CONDENSED CONSOLIDATING BALANCE SHEET
AS OF MAY 31, 2001
	Cintas Corporation	Corp. 2	Subsidiary Guarantors	Non-Guarantors	Eliminations	Cintas Corporation Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$57,629	$8,792	$7,303	$—	$73,724
Marketable securities	—	35,055	—	1,450	—	36,505
Accounts receivable, net	—	157,895	89,082	10,343	(12,870)	244,450
Inventories	—	202,773	14,564	3,088	(6,076)	214,349
Uniforms and other rental items in service	—	189,026	57,800	10,168	(14,822)	242,172
Prepaid expenses	—	6,170	1,827	476	(3)	8,470

Total current assets	—	648,548	172,065	32,828	(33,771)	819,670

Property and equipment, at cost, net	—	546,578	127,148	28,406	—	702,132
Goodwill	—	71,913	51,550	290	—	123,753
Other assets	1,427,562	245,980	713,033	39,492	(2,319,398)	106,669

	$1,427,562	$1,513,019	$1,063,796	$101,016	$(2,353,169)	$1,752,224

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$190,823	$89,451	$(294,324)	$17,296	$39,249	$42,495
Accrued compensation and related liabilities	—	27,055	6,907	1,178	—	35,140
Accrued liabilities	—	129,144	(35,578)	2,694	(1,300)	94,960
Deferred income taxes	—	50,748	5,350	1,605	—	57,703
Long-term debt due within one year	—	17,328	3,450	1	(174)	20,605

Total current liabilities	190,823	313,726	(314,195)	22,774	37,775	250,903

Long-term debt due after one year	—	227,231	5,733	20,286	(32,310)	220,940
Deferred income taxes	—	41,444	6,714	908	—	49,066
Total shareholders’ equity	1,236,739	930,618	1,365,544	57,048	(2,358,634)	1,231,315

	$1,427,562	$1,513,019	$1,063,796	$101,016	$(2,353,169)	$1,752,224

CINTAS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Amounts in thousands except per share and share data)

CONDENSED CONSOLIDATING BALANCE SHEET
AS OF MAY 31, 2000
	Cintas Corporation	Corp. 2	Subsidiary Guarantors	Non-Guarantors	Eliminations	Cintas Corporation Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$—	$46,278	$5,904	$—	$52,182
Marketable securities	—	—	55,285	2,355	—	57,640
Accounts receivable, net	—	—	238,789	2,482	(15,536)	225,735
Inventories	—	—	171,160	—	(6,254)	164,906
Uniforms and other rental items in service	—	—	223,592	9,778	(19,600)	213,770
Prepaid expenses	—	—	6,841	399	(3)	7,237

Total current assets	—	—	741,945	20,918	(41,393)	721,470

Property and equipment, at cost, net	—	—	617,945	24,562	—	642,507
Goodwill		—	116,147	4,340	—	120,487
Other assets	828,108	—	46,199	43,034	(820,463)	96,878

	$828,108	$—	$1,522,236	$92,854	$(861,856)	$1,581,342

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$(219,080)	$—	$244,591	$1,185	$24,280	$50,976
Accrued compensation and related liabilities	—	—	27,372	768	—	28,140
Accrued liabilities	—	—	86,926	3,561	(429)	90,058
Deferred income taxes	—	—	48,065	1,549	—	49,614
Long-term debt due within one year	—	—	16,677	—	(73)	16,604

Total current liabilities	(219,080)	—	423,631	7,063	23,778	235,392

Long-term debt due after one year	—	—	243,143	32,760	(21,525)	254,378
Deferred income taxes	—	—	48,361	335	—	48,696
Total shareholders’ equity	1,047,188	—	807,101	52,696	(864,109)	1,042,876

	$828,108	$—	$1,522,236	$92,854	$(861,856)	$1,581,342

CINTAS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Amounts in thousands except per share and share data)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED MAY 31, 2001

	Cintas Corporation	Corp. 2	Subsidiary Guarantors	Non-Guarantors	Eliminations	Cintas Corporation Consolidated
Cash flows from operating activities:
Net income	$222,451	$49,570	$164,028	$6,068	$(219,666)	$222,451
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	—	71,082	15,832	3,325	—	90,239
Amortization of deferred charges	—	12,528	3,152	6,170	—	21,850
Write down of assets	—	—	—	—	—
Deferred income taxes	—	92,192	(84,362)	629	—	8,459
Changes in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable	—	(156,917)	150,343	(7,246)	(2,666)	(16,486)
Inventories	—	(202,704)	156,790	(2,601)	(178)	(48,693)
Uniforms and other rental items in service	—	(189,095)	165,792	(390)	(4,778)	(28,471)
Prepaid expenses	—	(6,173)	5,055	(42)	—	(1,160)
Accounts payable	409,903	88,845	(539,607)	15,783	14,969	(10,107)
Accrued compensation and related liabilities	—	26,765	(20,503)	404	—	6,666
Accrued liabilities	—	128,231	(123,212)	(1,938)	(871)	2,210

Net cash provided by (used in) operating activities	632,354	(85,676)	(106,692)	20,162	(213,190)	246,958

Cash flows from investing activities:
Capital expenditures	—	(616,834)	475,467	(6,077)	—	(147,444)
Proceeds from sale or redemption of marketable securities	—	59,021	—	2,588	—	61,609
Purchase of marketable securities	—	(94,076)	55,285	(1,683)	—	(40,474)
Acquisitions of businesses, net of cash acquired	—	(18,709)	(11,348)	(478)	—	(30,535)
Proceeds from divestiture of certain facilities	—	1,400	—	—	—	1,400
Other	(601,751)	608,550	(236,609)	(231)	224,076	(5,965)

Net cash (used in) provided by investing activities	(601,751)	(60,648)	282,795	(5,881)	224,076	(161,409)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	257,982	(247,032)	786	(11,506)	230
Repayment of long-term debt	—	(14,029)	(6,557)	(13,668)	620	(33,634)
Stock options exercised	5,992	—	—	—	—	5,992
Dividends paid	(37,173)	(40,000)	40,000	—	—	(37,173)
Other	578	—	—	—	—	578

Net cash (used in) provided by financing activities	(30,603)	203,953	(213,589)	(12,882)	(10,886)	(64,007)

Net increase (decrease) in cash and cash equivalents	—	57,629	(37,486)	1,399	—	21,542
Cash and cash equivalents at beginning of period	—	—	46,278	5,904	—	52,182

Cash and cash equivalents at end of period	$—	$57,629	$8,792	$7,303	$—	$73,724

CINTAS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Amounts in thousands except per share and share data)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED MAY 31, 2000

	Cintas Corporation	Corp. 2	Subsidiary Guarantors	Non-Guarantors	Eliminations	Cintas Corporation Consolidated
Cash flows from operating activities:
Net income	$193,387	$—	$198,083	$(1,693)	$(196,390)	$193,387
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	—	—	76,302	2,214	—	78,516
Amortization of deferred charges	—	—	13,031	7,966	—	20,997
Write down of assets	—	—	—	—	—	—
Deferred income taxes	—	—	17,831	(452)	—	17,379
Changes in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable	—	—	(25,172)	5,188	725	(19,259)
Inventories	—	—	(25,436)	3	2,457	(22,976)
Uniforms and other rental items in service	—	—	(13,325)	585	(1,685)	(14,425)
Prepaid expenses	—	—	(951)	10	3	(938)
Accounts payable	(409,903)	—	404,862	4,784	(343)	(600)
Accrued compensation and related liabilities	—	—	2,113	157	—	2,270
Accrued liabilities	—	—	3,577	207	(103)	3,681

Net cash (used in) provided by operating activities	(216,516)	—	650,915	18,969	(195,336)	258,032

Cash flows from investing activities:
Capital expenditures	—	—	(153,180)	(8,252)	—	(161,432)
Proceeds from sale or redemption of marketable securities	—	—	100,558	12,350	—	112,908
Purchase of marketable securities	—	—	(88,260)	(9,973)	—	(98,233)
Acquisitions of businesses, net of cash acquired	—	—	(24,561)	(421)	—	(24,982)
Proceeds from divestiture of certain facilities	—	—	25,722	—	—	25,722
Other	244,319	—	(451,665)	684	195,741	(10,921)

Net cash provided by (used in) investing activities	244,319	—	(591,386)	(5,612)	195,741	(156,938)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	—	147,946	(6,428)	(779)	140,739
Repayment of long-term debt	—	—	(171,708)	(6,317)	374	(177,651)
Stock options exercised	3,399	—	—	—	—	3,399
Dividends paid	(31,249)	—	—	—	—	(31,249)
Other	47	—	—	—	—	47

Net cash (used in) financing activities	(27,803)	—	(23,762)	(12,745)	(405)	(64,715)
Net increase in cash and cash equivalents	—	—	35,767	612	—	36,379
Cash and cash equivalents at beginning of period	—	—	10,511	5,292	—	15,803

Cash and cash equivalents at end of period	$—	$—	$46,278	$5,904	$—	$52,182

CINTAS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Amounts in thousands except per share and share data)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED MAY 31, 1999

	Cintas Corporation	Corp. 2	Subsidiary Guarantors	Non-Guarantors	Eliminations	Cintas Corporation Consolidated
Cash flows from operating activities:
Net income	$138,939	$—	$141,002	$4,356	$(145,358)	$138,939
Adjustment to conform net income to Unitog Company’s fiscal year	—	—	689	—	—	689
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	—	—	67,182	1,597	—	68,779
Amortization of deferred charges	—	—	18,604	2,845	—	21,449
Write down of assets	—	—	12,609	—	—	12,609
Deferred income taxes	—	—	(2,102)	746	—	(1,356)
Changes in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable	—	—	(25,619)	(409)	11,544	(14,484)
Inventories	—	—	(5,540)	—	(357)	(5,897)
Uniforms and other rental items in service	—	—	(19,905)	(3,954)	5,961	(17,898)
Prepaid expenses	—	—	(279)	(258)	—	(537)
Accounts payable	—	—	(21,966)	6,611	266	(15,089)
Accrued compensation and related liabilities	—	—	2,948	611	—	3,559
Accrued liabilities	—	—	11,649	(1,417)	2,067	12,299

Net cash provided by (used in) operating activities	138,939	—	179,272	10,728	(125,877)	203,062

Cash flows from investing activities:
Capital expenditures	—	—	(160,137)	(11,111)	—	(171,248)
Proceeds from sale or redemption of marketable securities	—	—	212,545	22,855	—	235,400
Purchase of marketable securities	—	—	(197,602)	(27,587)	—	(225,189)
Acquisitions of businesses, net of cash acquired	—	—	(11,199)	(4,389)	—	(15,588)
Proceeds from divestiture of certain facilities	—	—	19,911	—	—	19,911
Other	(117,480)	—	(16,283)	5,402	125,576	(2,785)

Net cash (used in) provided by investing activities	(117,480)	—	(152,765)	(14,830)	125,576	(159,499)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	—	59,350	6,428	—	65,778
Repayment of long-term debt	—	—	(86,161)	358	301	(85,502)
Stock options exercised	2,309	—	—	—	—	2,309
Dividends paid	(24,942)	—	—	—	—	(24,942)
Other	1,174	—	—	—	—	1,174

Net cash (used in) provided by financing activities	(21,459)	—	(26,811)	6,786	301	(41,183)

Net (decrease) increase in cash and cash equivalents	—	—	(304)	2,684	—	2,380
Cash and cash equivalents at beginning of period	—	—	10,815	2,608	—	13,423

Cash and cash equivalents at end of period	$—	$—	$10,511	$5,292	$—	$15,803

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(a)    Financial Statements of Businesses Acquired. The following financial statements of Omni are being filed with this report:

Page
Omni Services, Inc.—Audited Financial Statements as of January 31, 2002 and 2001 and for the Two Years in the Period Ended January 31, 2002
Report of Independent Public Accountants	1
Consolidated Balance Sheets	2
Consolidated Statements of Operations	3
Consolidated Statements of Changes in Stockholder’s Equity	4
Consolidated Statements of Cash Flows	5
Notes to Consolidated Financial Statements	6

(b) Pro Forma Financial Information. The following unaudited pro forma combined condensed financial information of Cintas Corporation and Omni Services, Inc. are being filed with this report:
Unaudited Pro Forma Combined Condensed Financial Information	1
Unaudited Pro Forma Combined Condensed Statement of Income—Nine Months Ended February 28, 2002	2
Unaudited Pro Forma Combined Condensed Statement of Income—Year Ended May 31, 2001	3
Unaudited Pro Forma Combined Condensed Balance Sheet—February 28, 2002	4
Notes to Unaudited Pro Forma Combined Condensed Financial Statements	5

(c)	Exhibits.

10.1
Stock Purchase Agreement between Cintas Corporation and Filuxel SA dated as of March 15, 2002 for the acquisition of Omni Services, Inc. incorporated by reference to Form 10-Q filed by the Registrant on April 11, 2002.

10.2	Bridge Loan Agreement dated as of May 8, 2002 among Cintas Corporation No. 2, Cintas Corporation, Bank One, NA and Merrill Lynch Bank USA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINTAS CORPORATION

By:	/s/ William C. Gale
William C. Gale, Vice President

Date: May 21, 2002

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Item 7 (a)

To the Stockholder and Board of Directors of Omni Services, Inc.:

We have audited the accompanying consolidated balance sheets of Omni Services, Inc. (a Virginia corporation), and subsidiaries as of January 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholder’s equity and cash flows for the years then ended. These consolidated financial statements and the schedules referred to below are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Omni Services, Inc., and subsidiaries as of January 31, 2002 and 2001, and the results of their operations, and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

As explained in Note 1, effective February 1, 2000, the Company changed its method of accounting for laundry supplies, hangers, and towels.

/s/    Arthur Andersen LLP

Richmond, Virginia
March 15, 2002

The accompanying notes are an integral part of these consolidated statements.

1

OMNI SERVICES, INC., AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of January 31,

	2002	2001
	(Dollars in thousands, except per share and share data)
Assets
Current assets:
Cash and cash equivalents	$7,849	$7,256
Trade accounts receivable, less allowance for doubtful accounts of $1,999 and $1,446, respectively	27,531	30,356
Inventories	5,247	5,911
Deferred income taxes	6,995	4,763
Prepaid expenses and other	4,095	1,152

Total current assets	51,717	49,438
Property, plant, and equipment, net	89,461	86,966
Goodwill and other intangibles, net	210,546	219,287
Other assets	164	131

	$351,888	$355,822

Liabilities and Stockholder’s Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$7,367	$8,142
Accounts payable	14,719	17,015
Accrued liabilities	25,691	18,329

Total current liabilities	47,777	43,486
Long-term debt, less current portion	286,889	285,575
Long-term accrued liabilities	4,277	4,861
Deferred income taxes	14,566	12,389

Total liabilities	353,509	346,311

Stockholder’s equity (deficit):
Common stock, voting, $1 par value, 1,200,000 shares authorized, 136,715 shares issued and outstanding	137	137
Additional paid-in capital	34,482	34,482
Retained deficit	(36,240)	(25,108)

Total stockholder’s equity (deficit)	(1,621)	9,511

Total liabilities and stockholders equity (deficit)	$351,888	$355,822

The accompanying notes are an integral part of these consolidated statements.

2

OMNI SERVICES, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended January 31,

	2002	2001
	(Dollars in thousands)
Uniform rentals and other sales, net	$323,531	$322,738
Costs and expenses:
Garments and related items	66,694	72,856
Salaries, wages, and other employee benefits	122,648	121,740
General, selling, and administrative	37,896	34,729
Delivery	16,652	16,856
Plant maintenance, repairs, and supplies	11,751	10,946
Utilities	13,591	12,758
Depreciation	13,282	10,751

Operating income	41,017	42,102
Interest expense, net	38,488	31,718
Amortization and other, net	5,316	6,606

(Loss) income before income taxes, extraordinary item, and changes in accounting principles	(2,787)	3,778
Provision for income taxes	3,699	3,485

Net (loss) income before extraordinary item and changes in accounting principles	(6,486)	293
Extraordinary item, net of $3,066 tax benefit	—	(4,687)

Net loss before changes in accounting principles	(6,486)	(4,394)
Changes in accounting principles, net of $2,971 tax benefit and $593 tax provision, respectively	(4,646)	907

Net loss	$(11,132)	$(3,487)

The accompanying notes are an integral part of these consolidated statements.

3

OMNI SERVICES, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

	Common stock	Additional paid-in capital	Retained deficit	Total stockholder’s equity
	(Dollars in thousands)
Balance, January 31, 2000	$137	$34,482	$(21,621)	$12,998
Net loss	—	—	(3,487)	(3,487)

Balance, January 31, 2001	137	34,482	(25,108)	9,511
Net loss	—	—	(11,132)	(11,132)

Balance, January 31, 2002	$137	$34,482	$(36,240)	$(1,621)

The accompanying notes are an integral part of these consolidated statements.

4

OMNI SERVICES, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended January 31,

	2002	2001
	(Dollars in thousands)
Cash flows from operating activities:
Net loss	$(11,132)	$(3,487)
Adjustments to reconcile net income to net cash provided by operating activities—
Depreciation and amortization	21,063	18,610
Write-off of deferred loan costs	480	7,753
Net change in deferred income taxes	(55)	(2,725)
Gain on the sale of property, plant, and equipment	(1,642)	(41)
Changes in assets and liabilities:
Decrease (increase) in trade accounts receivable, net	2,825	(3,445)
Decrease in inventories	664	357
(Increase) decrease in prepaid expenses and other	(2,496)	1,293
(Decrease) increase in accounts payable	(2,296)	2,608
Increase (decrease) in accrued liabilities	6,778	(1,166)

Net cash provided by operating activities	14,189	19,757

Cash flows from investing activities:
Cash paid for business acquisitions	—	(55,367)
Proceeds from the sale of property, plant, and equipment	1,879	588
Purchases of property, plant, and equipment	(16,014)	(17,556)

Net cash used in investing activities	(14,135)	(72,335)

Cash flows from financing activities:
Net borrowing of debt	539	61,734
Payment of refinancing fees	—	(7,587)

Net cash provided by financing activities	539	54,147

Net increase in cash and cash equivalents	593	1,569
Cash and cash equivalents, beginning of year	7,256	5,687

Cash and cash equivalents, end of year	$7,849	$7,256

Supplemental disclosures:
Cash paid for interest	$30,930	$28,044

Cash paid for income taxes	$2,714	$4,034

Business acquisitions—
Working capital, net	$—	$122
Property, plant, and equipment	—	(6,693)
Goodwill and other intangibles	—	(49,344)
Deferred income taxes	—	344
Long-term debt	—	204

	$—	$(55,367)

The accompanying notes are an integral part of these consolidated statements.

5

OMNI SERVICES, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2002 and 2001
(Dollars in thousands)

1.    Summary of significant accounting policies:

Principles of consolidation

Omni Services, Inc. (the Company or Omni), has two principal subsidiaries, Rental Uniform Service, Inc. (RUS) and Sanis, Inc. (Sanis). RUS provides rental and weekly cleaning of garments and other industrial textile services, such as shop towels, mops, dust mats and other dust control products, to a variety of different customers. Sanis provides customers with high quality hygiene services, such as toilet seat cover systems, hand drying services, disposal services for feminine hygiene products, toilet paper dispensers, air fresheners, and touchless flush systems. Omni has 85 service locations throughout the U.S., including 32 processing centers and 49 service centers, including Sanis and 4 distribution centers. In addition, the Company has a wholly owned subsidiary, OSUS, Inc., which is primarily an investment company and LLT, Inc., another wholly owned subsidiary, which is primarily a transportation company. The accompanying consolidated financial statements include the accounts of Omni and its wholly owned subsidiaries. All significant intercompany account balances and transactions have been eliminated in consolidation.

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States, which include the use of the accrual basis of accounting.

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

Rental and hygiene revenues are generally recorded when services are performed. The Company maintains an allowance to account for uncollectible revenues.

Cash and cash equivalents

Cash and cash equivalents include cash in banks and all highly liquid short-term instruments purchased with an initial maturity of three months or less. The carrying amount approximates fair value due to the short maturity of these investments.

Inventories

Inventories consist of garments, such as new shirts, pants, and jackets, not yet issued to rental customers; and towels, soap, and other sanitation items. Inventories are stated at the lower of cost (first-in, first-out basis) or market value. The cost of new garments and sanitation inventory is charged to expense when items are placed in service.

Prior to 2001, items including certain laundry supplies, hangers, and towels were charged to expense when purchased. During 2001, these items, due to their increasing significance, were recorded as inventory and

6

OMNI SERVICES, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands)

recorded at the lower of cost (first-in, first-out basis) or market value. The effect of this change in 2001 is recorded as change in accounting principle in the statement of operations. The effect of the change in 2000 would have been to increase net income by approximately $907, net of tax.

Property, plant, and equipment

Depreciation is computed using straight-line methods over the estimated service lives of the related plant and equipment. Useful service lives range from 2 to 30 years. Expenditures for renewals and betterments are capitalized, and maintenance, and repairs are charged to expense as incurred.

Intangible assets

Intangible assets include goodwill, trademarks, and noncompete agreements and are amortized on a straight-line basis over periods ranging from 10 to 40 years. Intangible assets also include loan costs which are amortized utilizing the effective interest rate method over the life of the related loan.

Long-lived assets

Long-lived assets and certain identifiable intangible assets (including goodwill) are reviewed for impairment when circumstances indicate that the carrying amount of an asset may not be recoverable. Omni periodically evaluates whether events and circumstances have occurred that indicate whether the remaining estimated useful lives of long-lived assets should be revised or whether the remaining balance may not be recoverable. When factors indicate that a long-lived asset should be evaluated for possible impairment, Omni uses an estimate of its undiscounted net cash flow over the remaining life of the long-lived asset in measuring whether the long-lived asset is recoverable.

Effective February 1, 2002, the Company is required to adopt SFAS No. 142, which specifies that goodwill and some intangible assets will no longer be amortized, but instead will be subject to periodic impairment testing. The Company believes, due to the value placed on the proposed sale transaction in Note 12, there will be no material impact of this standard on its financial statements.

Self-insurance

Omni is self-insured for medical, vehicle, and workers’ compensation up to pre-determined amounts above which third party insurance applies. The accompanying consolidated balance sheet includes estimated amounts for claims exposure based on experience factors and management estimates.

Vacation

Vacation time is credited to employees at the beginning of the fiscal year, based on the service anniversary of employees. Vacation time does not accumulate year to year and must be used within the fiscal year. As a result, any unused vacation is forfeited and no accrual is recorded as of year-end.

Financial instruments

The Company periodically enters into interest rate swap contracts to manage exposure to interest rate fluctuations. These contracts generally hedge variable rate debt instruments. The interest differential, receivable or payable, under the swap contract, is recognized as interest expense in the period incurred.

7

OMNI SERVICES, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands)

Income taxes

Deferred tax assets or liabilities are computed based on the difference between the financial statements and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or credits are based on the changes in the assets or liabilities from period to period.

Reclassifications

Certain previously recorded amounts have been reclassified to conform with the current year presentation.

2.    Related-party transactions:

During 2002 and 2001, Omni purchased $352 and $443, respectively, of rental equipment from a subsidiary of Elis, an affiliate of the Company.

During 2001, Omni received a loan from Elifin S.A. (Elifin), an affiliate of the Company for €5,500, bearing interest at Euribor plus 0.125 percent. The loan was repaid in 2002.

3.    Inventories:

Inventories as of January 31, 2002 and 2001, consist of the following:

	2002	2001
New garments	$3,178	$3,639
Laundry supplies, hangers, towels, and other	2,069	2,272

	$5,247	$5,911

4.    Acquisitions:

In fiscal year 2001, the Company acquired the stock of Bardusch Corporation for approximately $51,594 in cash. This acquisition was accounted for using the purchase method of accounting. Tangible assets acquired consisted of inventory and property, plant and equipment of approximately $6,611. Goodwill and other intangible assets acquired, including trademarks and customer lists totaled approximately $45,018. These amounts are being amortized on a straight-line basis primarily over 40 years. In connection with the Company’s policy of expensing garments placed into service, all of the acquired inventory in the amount of $2,202 was immediately expensed.

In fiscal year 2001, the Company also acquired separately the assets of Baby Diaper Service, Inc., Quality Dust Control of North Texas, and G.W. Denlein & Associates, Inc. for approximately $3,773 in cash. These acquisitions were accounted for using the purchase method of accounting. Tangible assets acquired consisted of inventory and property, plant and equipment for approximately $82. Goodwill and other intangible assets acquired, including trademarks and customer lists totaled approximately $3,846. These amounts are being amortized on a straight-line basis primarily over 40 years. In connection with the Company’s policy of expensing textile merchandise placed into service, all of the acquired inventory in the amount of $100 was immediately expensed.

8

OMNI SERVICES, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands)

5.    Property, plant, and equipment:

Property, plant, and equipment consist of the following:

	Depreciable lives in years	2002	2001
Land	—	$5,415	$5,415
Buildings and improvements	30	45,899	44,242
Plant equipment	5-10	45,847	39,259
Delivery equipment	2-4	1,291	1,303
Computers	2.5-5	23,784	17,955
Office furniture and equipment	5-10	1,889	1,741
Rental equipment	2-4	8,354	8,026
Aircraft	3.5-7	—	826
Construction-in-progress	—	1,008	1,182

		133,487	119,949
Less—Accumulated depreciation and amortization		(44,026)	(32,983)

		$89,461	$86,966

During the year, the Company sold its aircraft for approximately $1,857 and recorded a $1,629 gain associated with the sale.

6.    Intangible assets:

Intangibles as of January 31, 2002 and 2001, consist of the following:

	2002	2001
Goodwill	$185,257	$185,737
Trademarks	36,343	36,343
Noncompete agreements	7,249	7,249
Customer lists	3,227	3,227
Deferred loan costs	6,788	7,586

	238,864	240,142
Less—Accumulated amortization	(28,318)	(20,855)

	$210,546	$219,287

7.    Current accrued liabilities:

Current accrued liabilities as of January 31, 2002 and 2001, consist of the following:

	2002	2001
Salaries and wages	$2,771	$4,003
Accrued interest	3,489	2,851
401(k) contribution	2,787	2,699
Medical insurance	1,632	2,063
Worker’s compensation	3,589	3,868
Interest-rate swap	7,855	—
Other	3,568	2,845

	$25,691	$18,329

9

OMNI SERVICES, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands)

8.    Debt:

The components of long-term debt as of January 31, 2002 and 2001, are as follows:

	2002	2001
Second Mezzanine Note, interest at LIBOR + 8.13%, due January 30, 2007	$135,287	$130,000
Senior B Note, interest at LIBOR + 2.5%, due January 31, 2008	110,000	110,000
Senior C Note, interest at LIBOR + 2.5%, due January 1, 2007	45,000	47,500
Revolving Facility, interest at LIBOR + 1.75%, due February 28, 2002	3,500	—
Elifin Loan, interest at Euribor + .125%, due on demand	—	5,111
Other	469	1,106

	294,256	293,717
Less—Current portion	(7,367)	(8,142)

	$286,889	$285,575

During 2000, the Company entered into a debt refinancing primarily to facilitate acquisition efforts. As a result of this refinancing, the Company recorded approximately $4,687, net of $3,066 tax benefit of deferred loan costs related to the refinanced debt as an extraordinary item.

Aggregate maturities of long-term debt for the years ending after 2002 are as follows:

Year ending January 31
2003	$7,367
2004	7,621
2005	10,060
2006	10,065
2007	13,819
Thereafter	245,324

$294,256

In connection with Omni’s notes payable and revolving unsecured credit notes, Omni and its subsidiaries, together with other members of the consolidated group, must maintain certain financial covenants and requirements. The more restrictive of these covenants require the consolidated group to maintain certain levels of EBIT, EBITDA, net worth, cash flow, debt, and capital expenditures.

Management believes that the Company was in compliance with these covenants as of January 31, 2002.

Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of long-term debt approximates its carrying value at January 31, 2002 and 2001.

The Company accounts for interest rate swaps and other derivatives in accordance with the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS 133 requires companies to recognize all derivatives on the balance sheet as assets and liabilities, measured at fair value. Upon adoption of SFAS 133, the Company recorded $4,646, net of tax, as a change in accounting principle to reflect outstanding interest rate swaps on the balance sheet. The Company also wrote off the remaining $480 of deferred loan costs associated

10

OMNI SERVICES, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands)

with recording its interest rate swaption agreement to fair value. As of January 31, 2002, the Company has an interest rate swap with an aggregate notional value of $189,000 with BNP Paribas SA (BNP), whereby it has effectively exchanged the variable rate of its debt for a fixed rate of 6.6 percent. The fair value of the BNP agreement as of January 31, 2002, based on a quote from the counter party, was approximately $(7,855). All other interest rate swaps and swaption expired during the year. The Company recorded $718 of interest expense to mark the remaining interest rate swap to fair value for the year ended January 31, 2002.

9.    Income taxes:

The provision for income taxes, excluding the effects of the change in accounting principle and extraordinary item, as of January 31, 2002 and 2001, consists of the following:

	2002	2001
Current income tax provision:
Federal	$2,677	$760
State	767	304

	3,444	1,064

Deferred income tax provision (benefit):
Federal	315	2,080
State	(60)	341

	255	2,421

Provision for income taxes	$3,699	$3,485

A reconciliation of taxes computed at the federal statutory rate to the provision for income taxes as of January 31, 2002 and 2001, is as follows:

	2002	2001
Federal income taxes at statutory rate (34 percent)	$(948)	$1,285
State income taxes	(139)	227
Nondeductible items (primarily goodwill amortization)	3,996	2,844
Revaluation of deferred tax assets and liabilities	790	(871)

Income tax provision	$3,699	$3,485

11

OMNI SERVICES, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands)

Deferred taxes result from temporary differences in the recognition of revenues and expenses for income tax and financial reporting purposes. The sources of these differences and related tax effects as of January 31, 2002 and 2001, are as follows:

	2002	2001
Deferred tax assets:
Excess interest	$143	$3,621
Workers’ compensation insurance	1,400	1,530
Environmental contingencies	910	1,113
Medical insurance	636	869
General reserves	351	640
Allowance for doubtful accounts	780	572
Life insurance	202	140
Fair value of derivative	3,063	—
Federal net operating loss carryover	309	—
Other	378	99

Total deferred tax assets	8,172	8,584

Deferred tax liabilities:
Intangible asset basis difference	10,749	11,482
Fixed asset basis difference	4,994	4,728

Total deferred tax liabilities	15,743	16,210

Net deferred tax liability	$7,571	$7,626

As of January 31, 2002 and 2001, Omni had $8,172 and $8,584, respectively, in deferred income tax assets. Omni has no valuation allowances as of January 31, 2002 and 2001, respectively.

10.    Retirement plans:

The Company has a 401(k) plan whereby employees may contribute up to 14 percent of pretax income to the plan, subject to certain IRS limitations. Generally, full-time employees who have completed two months of service are eligible to participate in the plan. Annual contributions by the Company to the plan are not required. Employer contributions to the plan vest on an increasing scale over five years or sooner, under certain circumstances. Employees have a series of mutual funds in which to invest their contribution balances. Omni expensed approximately $2,549 for 2002 and $1,325 for 2001, related to contributions to the plan.

The Company has a deferred compensation plan for certain key executives whereby life insurance policies are maintained by the Company. The cash surrender value of such policies was approximately $517 and $549 at January 31, 2002 and 2001, respectively, and is included in prepaid expenses and other assets in the accompanying balance sheets. Furthermore, as the executives are fully vested in these life insurance policies, the value of the cash surrender values are also recorded in current liabilities as of January 31, 2002.

12

OMNI SERVICES, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands)

11.    Commitments and contingencies:

Omni has the following minimum rental obligations under noncancelable operating leases for certain buildings and office, delivery, and plant equipment. The lease terms range from monthly to ten years.

Year ending January 31
2003	$7,783
2004	2,088
2005	1,597
2006	1,310
2007	1,024
Thereafter	2,305

$16,107

Rent expense included in general, selling, and administrative expense and delivery expense, was approximately $9,295 and $8,941 in 2002 and 2001, respectively.

Various legal proceedings have been or may be asserted against Omni relating to environmental and employment-related claims. Management believes that these proceedings and claims are incidental to the Company’s ordinary course of business, that it has meritorious defenses, and that it will vigorously defend itself in these actions. Any costs that management estimates may be paid related to these proceedings or claims are accrued when the liability is considered probable and the amount can be reasonably estimated. The Company is also committed under certain governmental requirements to incur capital expenditures to comply with regulations.

Although the ultimate disposition of these proceedings or claims is not presently determinable, management believes, after consultation with its legal counsel, that the results of these proceedings and claims will not have a material adverse impact on the financial position or results of operations of Omni.

12.    Sale of the Company:

On March 15, 2002, Cintas Corporation entered into an agreement to purchase Omni for $660,000. This transaction is anticipated to close in May 2002. As a result of the pending sale, corporate and management employees have entered into severance agreements that will generally go into effect upon the sale of the Company’s stock or assets and upon involuntary termination of the employee within twelve months of the closing of such agreement. Generally the severance agreements include a payment based on employee class, base salary, and years of service. No terminations resulting from this agreement have been determined.

13

Item 7(b)

Pro Forma Financial Information. The following pro forma financial statements are being filed with this report:

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma combined financial statements give effect to the Omni acquisition and to the related financing.

The unaudited pro forma combined condensed statements of income for the nine months ended February 28, 2002, and the year ended May 31, 2001, give effect to the acquisition of Omni and related financing as if the Omni acquisition and the related financing had occurred on June 1, 2000. The unaudited pro forma combined condensed statement of income for the nine months ended February 28, 2002, includes the unaudited condensed consolidated statement of income of Cintas for the nine months ended February 28, 2002, and the recasted unaudited statement of income of Omni for the nine months ended January 31, 2002, and pro forma adjustments to reflect the Omni acquisition and the related financing. The unaudited pro forma combined condensed statement of income for the year ended May 31, 2001, includes amounts derived from the audited consolidated statement of income of Cintas for the year ended May 31, 2001, and the recasted unaudited statement of income of Omni for the year ended April 30, 2001, and pro forma adjustments to reflect the Omni acquisition and the related financing. Omni previously had a fiscal year ending on January 31.

The unaudited pro forma combined condensed balance sheet gives effect to the Omni acquisition and the related financing as if each such transaction occurred on February 28, 2002. This balance sheet includes the consolidated balance sheet of Cintas as of February 28, 2002, the balance sheet of Omni as of January 31, 2002, and pro forma adjustments to reflect the Omni acquisition and the related financing.

The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements of Cintas and Omni, which are included in this report, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Cintas included in its Annual Report on Form 10-K for the year ended May 31, 2001 and its Quarterly Reports on Form 10-Q, for the quarters ended August 31, 2001, November 30, 2001 and February 28, 2002. The unaudited pro forma combined condensed financial statements are not necessarily indicative of the financial position that would have been obtained or the financial results that would have occurred if the Omni acquisition and the related financing had been consummated on the dates indicated, nor are they necessarily indicative of the financial position or financial results which may be attained in the future, including synergies that may be achieved.

The pro forma adjustments, as described in the “Notes to Pro Forma Combined Condensed Financial Statements,” are based upon available information and upon certain assumptions that Cintas’ management believes are reasonable. The Omni acquisition is being accounted for using the purchase method of accounting. The allocation of the purchase price is preliminary. Final amounts could differ from those reflected in the pro forma combined condensed financial statements, and such differences could be significant. Upon final determination, the purchase price will be allocated to the assets and liabilities acquired based on fair value as of the date of the acquisition.

1

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

NINE MONTHS ENDED FEBRUARY 28, 2002

(In thousands except per share data)

	Cintas	Omni Services, Inc.	Adjustments		Total
Revenue:
Rentals	$1,291,076	$235,476	$—		$1,526,552
Other services	376,163	9,513	—		385,676

	1,667,239	244,989	—		1,912,228
Cost and expenses (income):
Cost of rentals	703,165	141,241	—		844,406
Cost of other services	262,259	6,631	—		268,890
Selling and administrative expenses	427,668	68,565	8,334	A	499,347
			(5,220)	B
Interest income	(4,068)	(181)	1,831	C	(2,418)
Interest expense	8,196	29,427	(29,405)	D	28,037
			19,819	E

	1,397,220	245,683	(4,641)		1,638,262

Income before income taxes	270,019	(694)	4,641		273,966

Income taxes	99,910	3,638	(2,181)	F	101,367

Net income	$170,109	$(4,332)	$6,822		$172,599

Basic earnings per share	$1.00				$1.02
Diluted earnings per share	$0.99				$1.00

Basic weighted average shares	169,675				169,675
Diluted weighted average shares	172,119				172,119

The accompanying notes are an integral part of the pro forma combined condensed financial statements.

2

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

YEAR ENDED MAY 31, 2001

(In thousands except per share data)

	Cintas	Omni Services, Inc.	Adjustments		Total
Revenue:
Rentals	$1,610,606	$316,268	$ —		$1,926,874
Other services	550,094	12,818	—		562,912

	2,160,700	329,086	—		2,489,786
Costs and expenses (income):
Cost of rentals	896,539	195,315	—		1,091,854
Cost of other services	367,894	9,084	—		376,978
Selling and administrative expenses	529,063	88,384	11,113	A	621,600
			(6,960)	B
Interest income	(4,369)	(226)	2,026	C	(2,569)
Interest expense	15,119	36,002	(35,973)	D	42,573
			27,425	E

	1,804,246	328,559	(2,369)		2,130,436

Income before income taxes, extraordinary item and changes in accounting principle	356,454	527	2,369		359,350
Income taxes	134,003	2,538	(1,426)	F	135,115

Net income before extraordinary item and changes in accounting principle	222,451	(2,011)	3,795		224,235
Extraordinary item, net of tax benefit	—	(4,687)	4,687	G	—

Changes in accounting principle, net of tax provision	—	(4,646)	4,646	G	—

Net income	$ 222,451	$ (11,344)	$13,128		$ 224,235	H

Basic earnings per share	$ 1.32				$ 1.33
Diluted earnings per share	$ 1.30				$ 1.31

Basic weighted average shares	168,779				168,779
Diluted weighted average shares	171,629				171,629

The accompanying notes are an integral part of the pro forma combined condensed financial statements.

3

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

FEBRUARY 28, 2002

(In thousands)

	Cintas	Omni Services, Inc.	Adjustments		Total
Assets
Current assets:
Cash and cash equivalents	$86,257	$7,849	$—		$94,106
Marketable securities	152,885	—	(106,071)	I	46,814
Accounts receivable, net	237,694	27,531	—		265,225
Inventories	194,360	5,247	—		199,607
Uniforms and other rental items in service	255,853	—	10,634	J	266,487
Prepaid expenses	9,755	4,095	—		13,850

Total current assets	936,804	44,722	(95,437)		886,089
Property and equipment, at cost, net	712,688	89,461	(23,350)	J	778,799
Goodwill	145,845	167,712	351,671	J	665,228
Other assets	103,025	42,998	62,632	J	208,655

	$1,898,362	$344,893	$295,516		$2,538,771

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$38,205	$14,719	$—		$52,924
Accrued liabilities	153,577	29,967	27,799	J	211,343
Income taxes—
Current	28,074	—	—		28,074
Deferred	60,380	—	(8,954)	J	51,426
Long-term debt due within one year	18,139	7,367	(7,147)	J	468,359
			450,000	K

Total current liabilities	298,375	52,053	461,698		812,126
Long-term debt due after one year	186,143	286,889	(286,180)	J	286,852
			100,000	K
Deferred income taxes	55,549	7,572	18,377	J	81,498
Shareholders’ equity:
Preferred stock	—	—	—		—
Common stock	65,365	137	(137)	L	65,365
Retained earnings	1,301,179	(1,758)	1,758	L	1,301,179
Other accumulated comprehensive loss	(8,249)	—	—		(8,249)

Total shareholders’ equity	1,358,295	(1,621)	1,621		1,358,295

	$1,898,362	$344,893	$295,516		$2,538,771

The accompanying notes are an integral part of the pro forma combined condensed financial statements.

4

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
(In thousands except per share data)

A	Represents amortization of intangible assets for the periods presented. These intangible assets were created as a result of the acquisition of Omni.

B	Represents the reversal of Omni intangible asset amortization to allow for the amortization of intangibles created through the acquisition.

C	Represents an adjustment to reflect lower interest income due to lower cash on hand (refer to Note I).

D	Represents the reversal of Omni interest expense, as Cintas acquired only $929 in Omni debt.

E	Represents interest expense for the periods presented on the newly acquired debt of $550,000 incurred to facilitate the Omni acquisition.

F	Adjustment to income tax expense to reflect a combined income tax rate after the Omni acquisition of 37.0% for the nine months ended February 28, 2002, and 37.6% for the year ended May 31, 2001.

G	Reversal of changes in accounting principle and extraordinary item to remove “one-time” charges from earnings.

H
Net income for fiscal year 2001 includes goodwill amortization of $5,332 ($3,328 net of tax). Cintas adopted FAS 142 on June 1, 2001. As a result, earnings for nine months ended February 28, 2002, do not include amortization of goodwill. The following schedule reflects the pro forma increase in net income as if FAS 142 had been adopted on June 1, 2000 for fiscal year 2001:

Fiscal Year ended May 31, 2001
Pro forma net income	$224,235
Goodwill amortization (after tax)	3,328

Pro forma adjusted net income	$227,563

Basic earnings per share	$1.35
Diluted earnings per share	$1.33

I	Represents cash of $106,071 paid from marketable securities to finance, in part, the purchase of Omni.

5

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED  FINANCIAL STATEMENTS—(Continued)
(In thousands)
J
Represents the adjustments made to Omni net book value to allocate the purchase price to assets and liabilities acquired. The purchase price is $656,071 ($660,000 less an estimated $3,000 adjustment for environmental liabilities in excess of $5,000, per terms of the agreement, and $929 in assumed debt).

	Omni Book Value	Preliminary Purchase Price Allocation	Adjustments
Assets
Cash and cash equivalents	$7,849	$7,849	$—
Accounts receivable, net	27,531	27,531	—
Inventories	5,247	5,247	—
Uniforms and other rental items in service	—	10,634	10,634
Prepaid expenses	4,095	4,095	—
Property and equipment, at cost, net	89,461	66,111	(23,350)
Goodwill	167,712	519,383	351,671
Other assets	42,998	105,630	62,632

	344,893	746,480	401,587
Liabilities
Accounts payable	14,719	14,719	—
Accrued liabilities	29,967	57,766	27,799
Current deferred taxes	—	(8,954)	(8,954)
Long-term debt due within one year	7,367	220	(7,147)
Long-term debt due after one year	286,889	709	(286,180)
Long-term deferred income taxes	7,572	25,949	18,377

	346,514	90,409	(256,105)

Net assets	$(1,621)	$656,071	$657,692

K	Represents the debt incurred to purchase Omni. This debt includes $100,000 in commercial paper and $450,000 in short-term bridge financing.

L	Represents the reversal of Omni equity balances to reflect purchase accounting.

6